                                            REGISTRATION STATEMENT No.333-23381,
                                    FILED PURSUANT TO RULES 424(b)(3) AND 424(c)


                             CELLSTAR CORPORATION
                        SUPPLEMENT TO PROSPECTUS DATED
                                MARCH 14, 1997

         With respect to the Prospectus covering 2,009,332 shares of Common Stock of CellStar Corporation filed with the Form S-8 Registration Statement No.333-23381:

         The table on pages 3 and 4 of such Prospectus is hereby amended in its entirety with the following disclosure, reflecting information as of May 2, 1997, as follows:

                             SELLING STOCKHOLDERS

         The following directors and officers of the Company are eligible to resell Shares acquired upon exercise of options granted under the Plans:

                                                                                 Shares Available
                                                                                 to be Offered for
                                                               Ownership of            Selling          Amount and
                                                               Common Stock        Stockholder's       Percentage of
                                                                  Prior             Account Upon        Class after
Name                           Position with the Company      to Offering (1)         Exercise          Offering (2)
----                           -------------------------      --------------       --------------      --------------
 Alan H. Goldfield           Chief Executive Officer and         8,562,870(3)            312,870         8,250,000(3)
                             Chairman of the Board                                                           (42.8%)

 Richard M. Gozia            President, Chief Operating            200,000               200,000                 0*
                             Officer and Director

 A. S. Horng                 Vice Chairman, Chief                1,077,189(3)             77,189         1,000,000(3)
                             Executive Officer, President                                                     (5.2%)
                             and General Manager of
                             CellStar (Asia) Corporation,
                             Ltd.

 Mark Q. Huggins             Senior Vice President -                40,000                40,000                 0*
                             Administration, Chief
                             Financial Officer and
                             Treasurer

 Daniel T. Bogar             Vice President-Latin                   62,433                59,793             2,640*
                             American Operations and
                             Director

 Michael S. Hedge            Vice President - U.S. Wholesale        59,793                59,793                 0*
                             Sales

 Timothy L. Maretti          Vice President                         30,000                30,000                 0*


                                                                                 Shares Available
                                                                                 to be Offered for
                                                               Ownership of            Selling          Amount and
                                                               Common Stock        Stockholder's       Percentage of
                                                                  prior             Account Upon        Class after
Name                           Position with the Company      to Offering (1)         Exercise          Offering (2)
----                           -------------------------      --------------       --------------      --------------

Elaine Flud Rodriguez        Vice President, General                45,961                45,761               200*
                             Counsel and Secretary

Richard L. White             Vice President and Chief               10,000                10,000                 0*
                             Information Officer

Evelyn Henry Miller          Vice President - Corporate             15,000                15,000                 0*
                             Controller

James L. Johnson             Director                               10,000                 2,500             7,500*

Terry S. Parker              Director                                2,500                 2,500                 0*

Sheldon I. Stein             Director                               12,500                 2,500            10,000*

John T. Stupka               Director                                2,500                 2,500                 0*
------------------------

 *    Indicates shares held are less than 1% of class.

 (1) Based on ownership as of May 2, 1997. Includes Shares to be acquired upon exercise of options granted under the Plans, some of which options are not exercisable within 60 days of the date of this Prospectus.

 (2) Assumes the exercise of all options granted under the Plans and the sale of the Shares acquired thereby.

 (3) Includes 1,000,000 shares of Common Stock that are subject to a revocable (upon 90 days written notice) proxy granted to Mr. Alan H. Goldfield by Mr. A. S. Horng, which proxy gives Mr. Goldfield the right to vote such shares.

      Information relating to any additional Selling Stockholders will be provided by Prospectus Supplement.


            The date of this Prospectus Supplement is May 5, 1997.

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